Exhibit 99.1

Press Release

For Release: Immediate (November 17, 2006)

Contact:    Randy Becker
           Chief Financial Officer
           (508) 949-4129

The Commerce Group, Inc. (CGI) Directors Approve Regular Quarterly Dividend and Increase Stock Buyback Authorization

Webster, Massachusetts (November 17, 2006) -- The Board of Directors of The Commerce Group, Inc. (NYSE:CGI) today approved a regular quarterly cash dividend of $0.25 per share on the issued and outstanding common stock of the Company, payable December 8, 2006 to shareholders of record at the close of business on November 27, 2006.

In addition, the Board of Directors voted to increase the authorization to repurchase stock to 5.0 million shares. The Company’s previously available stock buyback authorization was approximately 1.5 million shares. To date during the fourth quarter, the Company acquired 243,000 shares at an average cost of $29.73.